Exhibit 10.36

LIMITED LIABILITY COMPANY AGREEMENT OF
THE PRIVATE RESIDENCES, LLC

THIS LIMITED LIABILITY COMPANY AGREEMENT (“Agreement”) is made and entered into effective as of the 1st day of December 2006, by and between BEHRINGER HARVARD OPPORTUNITY OP I LP, a Texas limited partnership (“BH Investor”), and KINGSDELL L.P.,a Delaware limited partnership (“Smith Investor”).  The BH Investor and the Smith Investor, together with any such additional parties as and when admitted to the Company (as defined below) as members shall be individually a “Member” and, collectively, the “Members”.

ARTICLE I.

FORMATION, NAME, PRINCIPAL PLACE OF BUSINESS - AGENT
PURPOSES, TERM AND DEFINITIONS

1.1                               Formation.  For and in consideration of the mutual covenants herein contained, the Members hereby form a limited liability company (hereinafter the “Company”) under and pursuant to the Delaware Limited Liability Company Act, as amended from time to time (the “Act”).  The Company shall be governed by the Act.  The Certificate (as hereinafter defined) has been or shall promptly be filed and recorded in such office and places as is required by the Act.

1.2                               Name. The business of the Company shall be conducted under the name of “The Private Residences, LLC.”

1.3                               Company Office, Registered Office and Registered Agent.  The Company shall maintain its principal office in the State of Texas at 15601 Dallas Parkway, Suite 600, Addison, Texas 75001, or at such other place as the BH Investor may from time to time designate.  The Registered Office in the State of Delaware is c/o of the Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801, and the agent for service of process at such address shall be the Corporation Trust Center.  The Company may maintain such different or additional offices as the Members may determine.

1.4                               Purposes.  The nature and business of the Company and the purposes to be conducted and promoted by the Company are to engage solely in the following activities:

(a)                                  To acquire, improve, develop, redevelop, renovate, construct, maintain, operate, manage, finance, lease, refinance, and sell or exchange the Property (as hereinafter defined) and to make the Condo Loan; and

(b)                                 To exercise all powers enumerated in the Act or this Agreement necessary or convenient to the conduct, promotion or attainment of the business or purposes set forth in Section 1.4(a).

(c)                                  Notwithstanding anything in this Agreement to the contrary, the Company shall not take, or refrain from taking, any action which, in the judgment of BH Investor, in its sole and absolute discretion, (i) could adversely affect the ability of Behringer Harvard Opportunity REIT I, Inc., a Maryland corporation (“BH REIT”) to achieve or maintain qualification as a real estate investment trust, (ii) could subject BH REIT to any additional taxes under Section 857 or Section 4981 of the Code or (iii) could violate any law or regulation of any governmental body or agency having jurisdiction over BH REIT or its securities, unless such action (or inaction) shall have been specifically consented to by BH REIT in writing.  Any such action or inaction in contravention of Section 1.4 of this Agreement shall be void ab initio, and shall not be given any effect.  Notwithstanding any indication in this Agreement to the contrary, in the event that BH Investor transfers its interest in the Company to a TRS of BH REIT, the Company shall not take any action or fail to take any action that could cause the Company to (i) directly or indirectly (through its subsidiaries or otherwise) operate or manage (including, without limitation, self-management or self-operation) a lodging facility (as such term is defined in Section 856(d)(9)(D)(ii) of the Code), (ii) directly or indirectly (through its subsidiaries or otherwise) operate or manage (including, without limitation, self-management or self-operation) a health care facility (as such term is defined in Section 856(e)(6)(D)(ii) of the Code) or (iii) directly or indirectly (through its subsidiaries or otherwise) provide to any other person (under a franchise, license or otherwise) rights to a brand name under which any lodging facility (as such term is defined in Section 856(d)(9)(D)(ii) of the Code) or health care facility (as defined in Section 856 (e)(6)(d)(ii) of the Code) is operated.  Any such action or inaction in contravention of this Section 1.4 of this Agreement shall be void ab initio and shall not be given any effect.

1.5                               Term.  The Company shall continue until December 31, 2056, unless earlier dissolved pursuant to the provisions of this Agreement.

1.6                               Definitions.  As used in this Agreement, unless the context clearly requires otherwise, the following words and phrases shall have the following meanings:

“Additional BH Investor Contributions” means all amounts contributed to the Company as additional Capital Contributions by the BH Investor pursuant to Section 3.2.

“Additional Capital Contributions” means all amounts contributed (or deemed to be contributed) to the Company as additional Capital Contributions by the Members under Section 3.4.

“Additional Scheduled Capital Contributions” means all amounts contributed to the Company as additional Scheduled Capital Contributions by the Members under Section 3.3.

“Adjustment Date” means the close of business on the last day of any fiscal year of the Company and any other date as of which Profits and Losses are allocable under this Agreement.

“Affiliate” means, with respect to any Person (a) any other Person, directly or indirectly controlling, controlled by or under common control with such Person; (b) any Person owning or controlling ten percent (10%) or more of the outstanding voting securities of such specified Person; (c) any officer, director, partner, member or trustee of such specified Person; and (d) if any Person who is an Affiliate is an officer, director, partner, member or trustee of another Person, such other Person.  The term “control” shall mean the ability, directly or indirectly, to control the management of an entity.

“Agreement” means this Limited Liability Company Agreement.

“Approval by Company Vote” means approval by a Majority in Interest of the Members pursuant to a Company Vote.  Any determination made by Approval by Company Vote shall be binding on all Members without further consent and approval.

“Assets” means all of the assets of the Company (including, without limitation, the Property).

“Capital Account” means, with respect to each Member, the account established and maintained on the books and records of the Company for each Member pursuant to Section 3.5 below, adjusted as provided for therein.

“Capital Contribution” means the amount of money and the Gross Asset Value of other property or consideration contributed to the capital of the Company (net of liabilities securing such property that the Company has assumed, or taken subject to, under Section 752 of the Code, including, without limitation, the Condo Loan) by a Member.

“Capital Transaction” means any transaction pursuant to which (i) the Company sells all or substantially all of the Property; or (ii) the Company obtains permanent mortgage financing with a term of five (5) years or more secured by all or substantially all of the Property.  It is expressly agreed that the Mortgage Loan, any mezzanine loan financing, any revolving credit loan, line of credit loan, or similar lending arrangement made by the Company shall not be considered a Capital Transaction.

“Cash Needs” has the meaning set forth in Section 3.4.

“Certificate” means the Certificate of Formation of the Company.

“Code” means the Internal Revenue Code of 1986 as it may be amended or revised from time to time, or any provision of succeeding law.

“Company” means The Private Residences, LLC, a Delaware limited liability company.

“Company Minimum Gain” has the meaning set forth in Section 1.704-2(d) of the Regulations.  Subject to the foregoing, Company Minimum Gain shall equal the amount of gain, if any, which would be recognized by the Company with respect to each nonrecourse liability of the Company (or Property owner) if the Company were to Transfer the Company property (or the Property owner were to Transfer the Property owner property) which is subject to such nonrecourse liability in full satisfaction thereof.

“Company Percentage” means initially (a) ninety-five percent (95%) as to BH Investor, and (b) five percent (5%) as to Smith Investor, subject to adjustment in accordance with the terms of this Agreement.

“Company Vote” shall mean a vote of the Members.  A Company Vote may be conducted at a meeting of the Members, which meeting may take place by means of telephone conference, video conference or similar communications equipment by means of which all Persons participating therein can hear each other.  Alternatively, a Company Vote may be conducted by notice sent by one of the Members, which notice shall set forth the matter with respect to which the Company Vote is to be made. If a written consent or consents setting forth the matter to be determined is signed by a Majority in Interest of the Members, Approval by Company Vote shall be deemed to have been obtained with respect to such matter.

“Condo Loan” means that certain loan in the amount of $29,078,500.00 from the Company to Smith Investor.

“Contribution Agreement” means that certain Contribution Agreement between Smith Investor, as transferor, and the Company, as transferee.

“Deemed Tax Liability”  means for a Member the product of (i) Company taxable income allocated or reasonably estimated by a Majority in Interest to be allocated to such Member for a period and (ii) the Deemed Tax Rate.

“Deemed Tax Rate” means the highest marginal federal income tax rate and state income tax rate that would apply to an individual residing in St. Louis, Missouri, taking into account the character of the taxable income of the Company.

“Depreciation” means, with regard to any Company asset for any fiscal year or other period, the depreciation, depletion or amortization, as the case may be, allowed or allowable for federal income tax purposes; provided, however, that if there is a difference between the Gross Asset Value and the adjusted tax basis of such asset, Depreciation shall mean “book depreciation, depletion or amortization” as determined under Section 1.704-1(b)(2)(iv)(g)(3) of the Regulations.

“Developer” means IFC Inc., a Missouri corporation.

“Development Agreement” means the Development Agreement (Residences Condominium Project) between the Company and the Developer for the proposed condominium development.

“Development Budget” means the budget for construction of the Improvements and the development of the Property attached hereto as Exhibit C, as the same may be amended with the approval of the Members.

“Distributable Cash” means all cash, revenues, and funds received by the Company, and any amounts released from Reserves to the extent the BH Investor deems that the amount released is no longer required to be retained in Reserves, less the sum of the following to the extent paid or set aside by the Company: (a) all principal and interest payments on indebtedness of the Company (including the Mortgage Loan) and all other sums paid to lenders; (b) all cash expenditures incurred incident to the normal operation of the Company business; (c) such amounts as may be added to Reserves as the BH Investor deems reasonably necessary to the proper operation of the Company’s business.

“Gross Asset Value” means, except as set forth below, the adjusted basis of an asset for federal income tax purposes:

(a)                                  The initial Gross Asset Value of any asset contributed by a Member to the Company shall be the gross fair market value of such asset at the time of contribution, as determined by the BH Investor, with the aggregate gross fair market value of the property contributed to the Company by the Smith Investor on the date of this Agreement being $30,748,500.00;

(b)                                 The Gross Asset Value of all Company assets shall be adjusted to equal their respective gross fair market values, as determined by the BH Investor, as of the following times: (i) the acquisition of an additional interest in the Company by any new or existing Members in exchange for more than a de minimis Capital Contribution and any such other time as the BH Investor reasonably determines that such adjustment is necessary or appropriate to reflect the relative economic interest of the Members in the Company; (ii) the distribution by the Company to a Member of more than a de minimis amount of Company property as consideration for an interest in the Company and any such other time as the BH Investor reasonably determines that such adjustment is necessary or appropriate to reflect the relative economic interests of the Members in the Company; and (iii) the liquidation of the Company within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g);

(c)                                  The Gross Asset Value of any Company asset distributed to any Member shall be the gross fair market value of such asset on the date of distribution, as determined by the BH Investor; and

(d)                                 The Gross Asset Values of Company assets shall be increased or decreased to reflect any adjustments to the adjusted basis of such assets pursuant to Code Section 734(b) or Code Section 743(b) as determined by the BH Investor, but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Section 1.704-1(b)(2)(iv)(m) of the Regulations; provided, however, that Gross Asset Values shall not be adjusted pursuant to this subsection (d) to the extent the BH Investor determines that an adjustment pursuant to subsection (b) hereof is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant this subsection (d).

(e)                                  After the Gross Asset Value of an asset has been determined or adjusted pursuant to subsections (a), (b), or (d) hereof, Gross Asset Value will be adjusted by the Depreciation taken into account with respect to the asset for purposes of computing Profits or Losses. If the Gross Asset Value of an asset has been determined or adjusted pursuant to subsections (a), (b), (c) or (d) of this provision, such Gross Asset Value shall thereafter be computed in accordance with Section 1.704-1(b)(2)(iv) of the Regulations.

“Hotel” means the Chase Park Plaza Hotel located at 212 N. Kingshighway Blvd, St. Louis, Missouri and the basement and subbasement and floors 1-8, 16, a portion of 28 and 29-30 of the Park Plaza Tower located at 232 N. Kingshighway Blvd., St. Louis, Missouri including the York Garage and the Tower Garage.

“Hotel Company” means Chase Park Plaza Hotel, LLC, a Delaware limited liability company.

“Hotel LLC Agreement” means that certain limited liability company agreement of Chase Park Plaza Hotel, LLC.

“Improvements” means any improvements and related amenities now located or to be constructed on the Property.

“Initial Capital Contributions” means all amounts contributed (or deemed to be contributed) to the Company as a Capital Contribution by the Members under Section 3.1.

“IRR” means, as to a Member, the actual internal rate of return on the aggregate investment in the Company and the Hotel Company made by such Member, as calculated by BH Investor on a compounded monthly basis taking into consideration the timing and the aggregate amount of the Capital Contributions (for the purposes of this definition, as such term is defined herein and in the Hotel LLC Agreement) made by such Member to the Company and the Hotel Company, as well as the timing and amount of all aggregate distributions received as a result of such investment in the Company and Hotel Company; provided, however, that (i) in the event the BH Investor in the Company is different than the BH Investor in the Hotel Company such computation shall be made as if they are the same and (ii) in the event the Smith Investor in the Company is different than the Smith Investor in the Hotel Company such computation shall be made as if they are the same.  For purposes of calculating the IRR, all Property (for the purposes of this definition, as such term is defined herein and in the Hotel LLC Agreement) owned by the Company and the Hotel Company shall be treated as a single investment and the income from the Property owned by the Company and the Hotel Company shall be treated as from a single source. For purposes of calculating the IRR, the Capital Contributions made by a Member to the Company and the Hotel Company shall be deemed invested on the date received by the Company and the Hotel Company, respectively, and all distributions shall be deemed to have been made on the date paid by the Company or the Hotel Company.

“Lender” shall mean Massachusetts Mutual Life Insurance Company, the lender under the Mortgage Loan.

“Major Decision” has the meaning set forth in Section 4.3 of this Agreement.

“Majority in Interest” shall mean Members owning more than fifty percent (50%) of the Company Percentages.

“Management Agreement” means that certain Residential Apartment Agreement between Manager and the Company.

“Manager” means CWE Hospitality Services, LLC, a Missouri limited liability company.

“Members” means each of BH Investor and Smith Investor, and any other Person that is admitted as a member in the Company pursuant to the provisions of Article VIII, and “Members” means collectively all of such Members.

“Member Minimum Gain” means an amount, with respect to each Member Nonrecourse Debt, equal to the Company Minimum Gain that would result if such Member Nonrecourse Debt were treated as a Nonrecourse Liability.

“Member Nonrecourse Debt” has the meaning set forth in Section 1.704-2(b)(4) of the Regulations.

“Member Nonrecourse Deductions” has the meaning set forth in Section 1.704-2(i) of the Regulations.  Subject to the foregoing, the amount of Member Nonrecourse Deductions with respect to a Member Nonrecourse Debt for a Company fiscal year equals the excess, if any, of the net increase, if any, in the amount of Member Minimum Gain attributable to such Member Nonrecourse Debt during that fiscal year over the aggregate amount of any distribution during that fiscal year to the Member that bears the economic risk of loss for such Member Nonrecourse Debt to the extent such distributions are from the proceeds of such Member Nonrecourse Debt and are allocable to an increase in Member Minimum Gain attributable to such Member Nonrecourse Debt, determined in accordance with Section 1.704-2(i) of the Regulations.

“Mortgage Loan” shall mean that certain existing mortgage loan from Massachusetts Mutual Life Insurance Company encumbering the Property for which the Company will be jointly and severally liable with the Hotel Company.

“Nonrecourse Deductions” has the meaning set forth in Sections 1.704-2(b)(1) and 1.704-2(c) of the Regulations.  Subject to the preceding sentence, the amount of Nonrecourse Deductions for a Company fiscal year equals the excess, if any, of the net increase, if any, in the amount of Company Minimum Gain during the fiscal year (determined under Section 1.704-2(d) of the Regulations) over the aggregate amount of any distributions during the fiscal year of proceeds of a Nonrecourse Liability that are allocable to an increase in Company Minimum Gain (determined under Section 1.704-2(h) of the Regulations).

“Nonrecourse Liability” has the meaning set forth in Section 1.704-2(b)(3) of the Regulations.

“Operating Budget” means the annual budget, prepared by the Members and setting forth the estimated capital and operating expenses of the Company for the then current or immediately succeeding calendar year and for each month and each calendar quarter of such calendar year, in such detail as determined by the Members.

“Operating Expenses” means all the cash expenditures made or required to be made by the Company in connection with the operation of the Company in the ordinary course of business, including without limitation, cash expenditures made or required to be made by the Company in connection with the development, ownership, management, improvement, operation, maintenance, financing and upkeep of the Property, as well as debt service (principal and interest) and capital expenditures of the Company; provided, however, Operating Expenses shall not include (a) any overhead or general administrative costs or expenses of the Members or salaries or other compensation paid to its employees, officers, directors or shareholders (unless specifically provided for in this Agreement); (b) any expenditures paid or payable from cash Reserves of the Company (provided that to the extent any capital expenditures are made in excess of any such Reserves established for such capital expenditures, such excess amounts shall be included as an Operating Expense); and (c) non-cash items such as depreciation and amortization.

“Partially Adjusted Capital Accounts” means, with respect to any Member as of an Adjustment Date, the Capital Account of such Member as of the beginning of the fiscal year ending on such Adjustment Date (where such Capital Account does not reflect such Member’s share of either cumulative Member Minimum Gain or cumulative Company Minimum Gain), after giving effect to all allocations of items of income, gain, loss or deduction not included in Profits and Losses and all Capital Contributions and distributions during such period, but before giving effect to any allocations of Profits or Losses for such period pursuant to Section 7.1 hereof, increased by (a) such Member’s share of Company Minimum Gain as of the end of such fiscal year, and (b) such Member’s share of Member’s Minimum Gain as of the end of such fiscal year.

“Person” means any individual or entity, and the heirs, executors, administrators, legal representatives, successors and assigns of such Person where the context so admits, and, unless the context otherwise requires, the singular shall include the plural, and the masculine gender shall include the feminine and the neuter and vice versa.

“Profits” and “Losses” means, for each fiscal year or other period, an amount equal to the Company’s taxable income or loss for such year or period, determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or loss), with the following adjustments:

(a)                                  Any income of the Company that is exempt from federal income tax and not otherwise taken into account in computing Profits and Losses pursuant to this subsection (a) shall be added to such taxable income or loss;

(b)                                 Any expenditure of the Company described in Code Section 705(a)(2)(B) or treated as Code Section 705(a)(2)(B) expenditures pursuant to Regulations Section 1.704(b)(2)(iv)(i), and not otherwise taken into account in computing Profits or Losses pursuant to this subsection (b) shall be subtracted from such taxable income or loss;

(c)                                  In the event the Gross Asset Value of any of the Company assets is adjusted pursuant to subsections (b) or (c) of the definition of Gross Asset Value, the amount of such adjustment shall be taken into account as gain or loss from the disposition of such asset for purposes of computing Profits or Losses;

(d)                                 Gain or loss resulting from any disposition of Company assets with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Gross Asset Value of the property disposed of, notwithstanding that the adjusted tax basis of such property differs from its Gross Asset Value;

(e)                                  In lieu of the depreciation, amortization and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account depreciation computed in accordance with Section 1.704-1(b)(2)(iv)(g) of the Regulations for such fiscal year or other period; and

(f)                                    Notwithstanding anything contained herein to the contrary, any items which are specially allocated pursuant to Sections 7.3(a), 7.3(b), 7.3(c), 7.3(d), 7.3(e) and 7.3(f) shall not be taken into account in computing Profits or Losses.

“Property” means the tract of land (and all rights and appurtenances incident thereto) described in Exhibit A attached hereto and all Improvements located, or to be constructed, or developed thereon on floors 9-15 (excluding floor 13), 17-27 and a portion of floor 28 of the Tower.

“Regulations” means the federal income tax regulations, including temporary regulations, promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

“REIT” means a real estate investment trust as such term is defined in Section 856 of the Code.

“Reserves” means funds set aside or amounts allocated to reserves for working capital, taxes, insurance, debt service or other costs and expenses incident to the ownership, development and operation of the Property.  The amount of funds to be set aside in Reserves shall be determined by the BH Investor.

“Target Account” means, with respect to any Member as of any Adjustment Date, a balance (which may be positive or negative) equal to the hypothetical amount that such Member would receive upon the liquidation of the Company, assuming that (a) all assets of the Company were sold for an amount equal to their respective Gross Asset Values, (b) all liabilities of the Company became due and were satisfied in accordance with their terms (limited with respect to each non-recourse liability, to the Gross Asset Value of the asset securing such liability), and (c) all net assets of the Company were distributed pursuant to Section 6.2 hereof, computed after the Capital Contributions have been made for the period ending on such Adjustment Date. The Members shall determine Gross Asset Value as of each Adjustment Date.

“Tower” means that building located at 232 N. Kingshighway Blvd., St. Louis, Missouri consisting of a portion of the Hotel, the planned corporate apartments and the planned condominiums.

“Tower Garage” means that garage located adjacent to and serving the Tower.

“Transfer” means, with respect to a particular property, right or interest, the assignment, sale, transfer, pledge, disposition, hypothecation, mortgage, pledge or the grant of a lien or security interest in such right or interest (or any part thereof), whether voluntarily, involuntarily or by operation of law, and whether for consideration or no consideration.

“TRS” means a taxable REIT subsidiary, as such term is defined in Section 856(l) of the Code.

“York Garage” means that garage located off of York Street and serving the Hotel.

ARTICLE II.

MEMBERS

2.1                               Members.  The names and address of the Members are as follows:

Name	Address

Behringer Harvard Opportunity OP I LP	15601 Dallas Parkway, Suite 600 Addison, Texas 75001 Attn: Chief Legal Officer

Kingsdell L.P.	212 N. Kingshighway Blvd. St. Louis, Missouri 63108 Attn: Jim Smith

ARTICLE III.

CAPITAL

3.1                               Initial Capital Contributions.  The Members shall each make an Initial Capital Contribution to the Company of cash and/or property in the amount set forth on Exhibit B-1 attached hereto and made a part hereof and in accordance with the schedule set forth in Exhibit B-1 (it being agreed that time is of the essence with respect to the making of such Initial Capital Contributions).  The Smith Investor satisfied its Initial Capital Contribution by contributing to the capital of the Company the Property and other assets pursuant to the Contribution Agreement, subject to the Condo Loan.

3.2                               Additional BH Investor Contributions.  After the Initial Capital Contributions are made, if the Company requires additional funds pursuant to the Development Budget or such other matters as approved by BH Investor, then BH Investor shall be obligated to make additional contributions (the “Additional BH Investor Contributions”) until the total of BH Investor’s Initial Capital Contribution and the Additional BH Investor Contributions shall equal $31,730,000.00 which shall constitute 95% of the total Capital Contributions to the Company.  BH Investor shall make an Additional BH Investor Contribution in the amount of $855,486.00 on December 15, 2006 and an Additional BH Investor Contribution in the amount of $166,218.00 on January 15, 2007 to comply in full with this requirement.

3.3                               Additional Scheduled Capital Contributions.  After the Initial Capital Contributions and the Additional BH Investor Contributions are made, the parties agree that additional funds will be necessary pursuant to the Development Budget and the parties agree that each party will make Additional Scheduled Capital Contributions in the amounts set forth on Exhibit B-2 attached hereto and made a part hereof on the 15th day of each scheduled month.

3.4                               Additional Capital Contributions.

(a)                                  If at any time after the Initial Capital Contributions, the Additional BH Investor Contributions and the Additional Scheduled Capital Contributions are made, the BH Investor determines that the Company requires (or will require) additional funds for any purpose (“Cash Needs”), then the BH Investor shall use reasonable efforts to secure third party or Member loans to fulfill such Cash Needs.  If such efforts to secure third party or Member loans are unsuccessful, the BH Investor may send written notice (“Additional Capital Notice”) requesting that the Members contribute in cash such amounts as are necessary to satisfy such Cash Needs and describing the purpose for which the funds are needed.  If so requested, each Member shall be obligated to make an Additional Capital Contribution equal to the product of its Company Percentage and the amount of the Cash Needs.  The time for the payment of any Additional Capital Contribution to the Company shall be determined by the BH Investor, but shall in no event be less than ten (10) days after the delivery of the Additional Capital Notice.

(b)                                 If a Member fails to timely contribute all or any portion of any Additional Capital Contribution required of such Member, then such Member shall be considered a “Delinquent Member.” The Company may, upon notice to a Delinquent Member, exercise the following remedies:

(i)                                     permit the non-Delinquent Member(s) to advance that portion of the Additional Capital Contribution that is in default as a loan (a “Default Loan”) with the following results: (A) the sum thus advanced shall constitute a loan to the Delinquent Member for which the Delinquent Member will pledge its interests in the Company as security for such loan; (B) such loan and all accrued unpaid interest thereon shall be due on demand, or if no demand is made, twelve (12) months after such advance is made; (C) the loan shall bear interest at the lesser of twelve percent (12%) per annum or the highest rate permitted by applicable law, from the date made until the date fully repaid compounding monthly; (D) all Company distributions and other payments that otherwise would be made to the Delinquent Member (whether before or after dissolution of the Company) under this Agreement (including those under Article 6) shall be paid to the non-Delinquent Member until the loan and all interest accrued thereon is paid in full (with all such payments being applied first to accrued and unpaid interest and then to principal and being deemed to be a distribution or payment (as may apply) to the Delinquent Member, and, in turn, a payment by the Delinquent Member with respect to the loan from the non-Delinquent Member); and (E) the non-Delinquent Member may, in addition to the other rights granted herein, take such action as the non-Delinquent Member may deem appropriate to obtain payment of the loan at the expense of the Delinquent Member; or

(ii)                                  permit the non-Delinquent Member to contribute that portion of the Additional Capital Contribution that is in default as an Additional Capital Contribution made by the non-Delinquent Member, in which case the non-Delinquent Member shall have its Company Percentage increased and the Delinquent Member shall have its Company Percentage decreased in the following manner: (A) the Company Percentage of the non-Delinquent Member immediately following such Additional Capital Contributions shall be increased by an amount equal to 150% x A/B, where ‘A’ equals the amount the non-Delinquent Member contributed in respect of the Delinquent Member’s required Additional Capital Contribution, and ‘B’ equals the sum of all unreturned Capital Contributions previously made to the Company after giving effect to the amounts advanced under this Section 3.4(b)(ii) on behalf of the Delinquent Member; and (B) the Company Percentage of the Delinquent Member shall be decreased by the increase of the non-Delinquent Member’s Company Percentage.  An example of the operation of this Section 3.4(b)(ii) is set forth in Exhibit D attached hereto.

(c)                                  The exercise by the Company of the remedies set forth in Section 3.4(b) above shall be determined by the non-Delinquent Members in their sole discretion and not by any Delinquent Member.

(d)                                 With respect to any efforts by the BH Investor to obtain loans to the Company from a third party or a Member, the financing terms must be substantially similar to (or more favorable than) loans which the Company could obtain on a competitive arms-length basis. If the BH Investor is unable to determine whether the financing terms are competitive on an arms-length basis, the BH Investor may seek and rely upon the advice of an independent expert in financing.  If any Member makes any loan or loans to the Company or advances money on its behalf, the amount of any loan or advance shall not be treated as a Capital Contribution but shall be treated as a debt due from the Company to such Member.

3.5                               Capital Accounts.  The Company shall establish and maintain on its books and records for each Member a capital account (collectively the “Capital Accounts”) in accordance with Section 1.704-1(b)(2)(iv) of the Regulations.  Subject to the foregoing, each Member’s Capital Account generally shall be:

(a)                                  increased by (i) the amount of money contributed by such Member to the Company, including Company liabilities assumed by such Member; (ii) the fair market value of property (net of liabilities securing such property that the Company has assumed, or taken subject to, under Section 752 of the Code), or other consideration contributed by such Member to the Company; and (iii) allocations to such Member of Profits (and items thereof, including certain tax exempt income) and income and gain described in Section 1.704-1(b)(2)(iv)(g) of the Regulations; and

(b)                                 decreased by (i) the amount of money distributed to such Member by the Company, including such Member’s individual liabilities assumed by the Company; (ii) the fair market value of all property distributed to such Member by the Company (net of liabilities that such Member is considered to assume or take subject to under Section 752 of the Code); and (iii) allocations to such Member of Losses and deductions, including expenses described in Section 705(a)(2)(B) of the Code which are not deductible for tax purposes.

(c)                                  Notwithstanding the foregoing, the beginning Capital Account of Smith Investor after its contribution of the Property to the Company is $1,670,000.00.

(d)                                 Any other Company item required or authorized under Section 1.704-1(b) of the Regulations to be reflected in Capital Accounts shall be so reflected.

3.6                               Interest on and Withdrawal of Capital Contributions.  The Members shall not be entitled to receive any interest on Capital Contributions, nor shall the Members be entitled to withdraw or otherwise receive a return of their Capital Contributions from the Company, except pursuant to the terms and conditions of this Agreement.  No Member shall be required to contribute or lend any cash or property to the Company to enable the Company to return any Member’s Capital Contributions.

3.7                               Resignation; Redemption.  Except as otherwise expressly permitted by this Agreement, no Member may resign or withdraw from the Company without Approval by Company Vote.  A Member’s interest in the Company may not be redeemed or purchased by the Company without prior Approval by Company Vote.

3.8                               Transfers.  If any interest in the Company is Transferred in accordance with the terms of this Agreement, the Transferee will succeed to the Capital Account of the Transferor to the extent it relates to the Transferred interest.

ARTICLE IV.

MANAGEMENT

4.1                               General Powers of the Members.  Except as provided in Section 4.2 hereof, the day-to-day administrative management of the Company and the implementation of the policy and decisions of the Company (as approved by the requisite vote of the Members) shall be the obligation of and rest with the Members, which shall have all the rights and powers as are necessary, advisable or convenient to the management of the business and affairs of the Company, subject to the limitations contained herein, including those matters described in Section 4.2 below. The Members shall exercise sound business judgment in managing the affairs of the Company.  Notwithstanding anything set forth to the contrary in this Agreement, the Member holding the Majority in Interest of the Company Percentages shall be the only Member entitled to bind the Company and enter into agreements and sign on the Company’s behalf.  Notwithstanding the foregoing, the Member holding the Majority in Interest of the Company Percentages may give express written authorization, in its sole discretion, to the other Member, delegating the authority to sign on the Company’s behalf.  In addition, no Member (other than a Member holding a Majority in Interest of the Company Percentages) may make or implement any decision set forth in this Agreement to be made or implemented by the Members or give any notices required to be given without the written approval of the Member holding the Majority in Interest of the Company Percentages or pursuant to Approval by Company Vote.

4.2                               Major Decisions.  All “Major Decisions” (hereinafter defined) shall be made by the Members (subject to Approval by Company Vote) in a timely manner with due regard for the necessity of obtaining and evaluating the information necessary for making such Major Decisions.  A “Major Decision” as used in this Agreement means any decision with respect to the following matters:

(a)                                  any merger or consolidation of the Company with another entity;

(b)                                 any borrowing by the Company secured by a deed of trust or lien against the Property or any guarantee of debt of any other Person;

(c)                                  except for expenditures made and obligations incurred pursuant to an Operating Budget, making any expenditure or incurring any obligation by or for the Company, or approving any such expenditure or obligation to be made or incurred by the Company, in excess of 105% of the amount set forth in an Operating Budget therefor (the “105% Limitation”); provided, that the Member holding a Majority in Interest of the Company Percentages may make expenditures that it reasonably determines are necessary or appropriate that exceed such 105% Limitation provided that the aggregate amount of such expenditures do not exceed the lesser of: (i) fifteen percent (15%) of the Operating Budget, or (ii) Twenty Five Thousand Dollars ($25,000.00) in any 12-month period; provided, further, that if emergency repairs to the Property are necessary to avoid imminent danger of injury to the Property or to an individual, the Member holding a Majority in Interest of the Company Percentages may make such expenditures as may be necessary to alleviate such situation (without regard to the foregoing limitations) and shall promptly notify the Members in writing of the event giving rise to such repairs and the actions taken with respect thereto;

(d)                                 causing the Company to file a voluntarily bankruptcy petition, seeking or consenting to the appointment of a receiver, liquidator, assignee, trustee, sequestrator, custodian or any similar official for the Company or a substantial portion of its assets, causing the Company to file a petition or answer seeking for itself any reorganization, arrangement, composition, readjustment, liquidation or similar relief under any statute, law or regulation, causing the Company to file an answer or other pleading admitting or failing to contest the material allegations of a petition filed against it in any proceeding of this nature or to take any action in furtherance of the foregoing;

(e)                                  causing the Company to file any lawsuit, other than lawsuits arising from the normal day-to-day operation of the Property, such as suits to collect unpaid rent and eviction suits;

(f)                                    any payment by the Company of any compensation to a Member or an Affiliate of a Member, or any transaction between the Company and any Member or Affiliate of a Member, except to the extent that any payment to, or transaction with, a Member is set forth in an approved Operating Budget or expressly authorized or approved pursuant to the terms of this Agreement;

(g)                                 executing or approving any agreement or contract with any Person to be an agent for the Company or to be other than an independent contractor, or which permits any such Person to sign any agreement or contract, including, without limitation, brokerage, listing or commission agreements or service contracts, on behalf of the Company;

(h)                                 the dedication of any portion of the Property to any federal, state or local government or political subdivision;

(i)                                     approval of a management, development or leasing agreement related to the Property;

(j)                                     executing or approving any agreement, contract, or arrangement, with a term of more than one year that is not terminable with thirty (30) days notice without penalty;

(k)                                  assigning the Company’s rights in specific Company property for other than Company purposes;

(l)                                     any act which would make it substantially impractical to carry on the ordinary business of the Company, other than a Transfer of all or substantially all of the assets of the Company;

(m)                               any confession of a judgment against the Company;

(n)                                 making, executing or delivering any assignment for the benefit of creditors of the Company, or signing any bond, confession of judgment, indemnity bond or surety bond by or on behalf of the Company;

(o)                                 any Transfer (other than leases of the Property executed in the ordinary course of business) of all or any part of (i) the Property, or (ii) any other Company asset the value of which exceeds $25,000;

(p)                                 any admission of any new Member to the Company;

(q)                                 the dissolution or termination of the Company

(r)                                    the approval of any tax election that adversely affects a Member; and

(s)                                  any other decision or action which by the provisions of this Agreement is required to be authorized by the Members.

4.3                               Operating Budgets.  The Company shall operate under annual Operating Budgets which shall be prepared by or at the direction of the Members.  After an annual Operating Budget has been the subject of Approval by Company Vote, the Members shall implement it on behalf of the Company and may cause the Company to incur the expenditures and obligations therein provided.

4.4                               Payment of Costs and Expenses.  The Company will be responsible for paying all costs and expenses of forming and continuing the Company, acquiring the Property, and conducting the business of the Company, including, without limitation, accounting costs, legal expenses and office supplies.  In the event any such costs and expenses are incurred and paid by the Members on behalf of the Company, then, except as expressly provided to the contrary in this Agreement, such Member shall be entitled to be reimbursed for such payment so long as such cost or expense was reasonably necessary and is reasonable in amount.  The Company may use the proceeds of any revenues of the Company to reimburse a Member for any such costs and expenses so paid.

4.5                               Transactions with Affiliates.  Any agreement whereby any service or activity to be performed for the Company is to be performed by an Affiliate of a Member shall require Approval by

Company Vote. The Members hereby acknowledge and agree that Approval by Company Vote has been obtained with respect to the Owner Agreement, Apartment Management Agreement and the Development Agreements.

4.6                               No Employees.  The Company shall have no employees.

4.7                               Fees Payable by the Company.

(a)                                  The Company shall enter into the Management Agreement, attached hereto as Exhibit E, with Manager to perform management services in respect of floors 9-15 (excluding floor 13), 17-27 and a portion of floor 28 of the Tower, pursuant to which the Manager will receive such management fees as more specifically set forth in the Management Agreement.

(b)                                 The Company shall enter into the Development Agreement attached hereto as Exhibit F with Developer to perform development services in respect of floors 9-15 (excluding floor 13), 17-27 and a portion of floor 28 of the Tower, pursuant to which the Developer will receive a development fee from the Company as more specifically set forth in the Development Agreements.

(c)                                  Upon the sale of Property and improvements thereon, and the related operating components of the Property, the Company shall pay to Behringer Harvard Opportunity Advisors LP (“BH Advisors”) a fee equal to 0.75%. of the gross selling price, to be paid out of the proceeds of the sale.

4.8                               Other Compensation.  Except as provided in this Agreement, no Member or its Affiliate shall be entitled to any compensation unless Approval by Company Vote is obtained with respect thereto.

4.9                               Construction Requirements.  The completion or renovation of improvements which are to be constructed on the Property shall be guaranteed at the price contracted either by an adequate completion bond or by other assurances satisfactory to the Members, which assurances shall include one or more (at the discretion of the Members) of the following: (a) a written personal guarantee of one or more of the general contractor’s principals accompanied by the financial statements of such guarantor indicating a substantial net worth; (b) a written fixed price contract with a general contractor that has a substantial net worth; (c) a retention of a reasonable portion of construction costs as a potential offset to such construction costs in the event the general contractor does not perform in accordance with the construction contract; or (d) a program of disbursements control which provides for direct payments to subcontractors and suppliers. The Company shall make no periodic progress or other advance payments to the general contractor or any subcontractor unless the Company has first received an architect’s certification as to the percentage of the improvements which has been completed and as to the dollar amount of the construction then completed.

ARTICLE V.

RIGHTS AND POWERS OF MEMBERS

5.1                               Limitation of Liability of Members.  The Members shall not be bound by, or personally liable for, obligations or liabilities of the Company to outside third parties beyond the amount of their Capital Contributions to the Company, and the Members shall not be required to contribute any capital to the Company for any obligations to third parties in excess of the Capital Contributions actually made under Sections 3.1, 3.2, 3.3 and 3.4 hereof.  The Members (including its members, officers, directors, agents, employees and representatives) shall not be liable or responsible in damages or otherwise to the Company or any Member for any liability or loss relating to the performance or nonperformance of any act concerning the business of the Company, provided the Member was not guilty of gross negligence or willful misconduct.

5.2                               Indemnification.

(a)                                  The Members (including their members, partners, officers, directors, agents, employees and representatives) shall be indemnified by the Company to the fullest extent permitted by law, against any losses, judgments, liabilities, expenses and amounts paid in settlement of any claims sustained by it or any of them in connection with the Company, provided that the Member has determined in good faith that such course of conduct was in, and not opposed to, the best interests of the Company and such liability or loss was not the result of gross negligence or willful misconduct, or a material breach of this Agreement on the part of the Member or such person, and (2) any such indemnification will only be recoverable from the assets of the Company and the Members shall not have any liability on account thereof.  All rights to indemnification permitted herein and payment of associated expenses shall not be affected by the dissolution or other cessation of the existence of the any Member, or the withdrawal, adjudication of bankruptcy or insolvency of any Member.

(b)                                 Expenses incurred in defending a threatened or pending civil, administrative or criminal action, suit or proceeding against any person who may be entitled to indemnification pursuant to this Section 5.2 may be paid by the Company in advance of the final disposition of such action, suit or proceeding, if (i) the legal action relates to the performance of duties or services by such person on behalf of the Company, (ii) the legal action is initiated by a third party who is not a Member, and (iii) such person undertakes to repay the advanced funds to the Company in cases in which it is not entitled to indemnification under this Section 5.2.

5.3                               Other Business Activities.  Subject to the other express provisions of this Agreement, each Member and any Affiliate thereof may engage in and possess interests in other business ventures of any and every type and description, independently or with others, including ones in direct or indirect competition with the Company, with no obligation to offer to the Company or any other Member the right to participate therein or to account therefor.  Notwithstanding the foregoing, Smith Investor and its affiliates shall not own an interest in any hotel or condominium property located within an eight mile radius of the Property.

5.4                               Information.  In addition to the other rights specifically set forth in this Agreement, each Member is entitled to the following information: (a) true and full information regarding the status of the business and financial condition of the Company; (b) promptly after becoming available, a copy of the Company’s federal, state and local income tax returns for each year; (c) a current list of the name and last known business, residence or mailing address of each Member; (d) a copy of this Agreement, the Certificate, and all amendments to such documents; and (e) other information regarding the affairs of the Company to which that Member is entitled pursuant to the Act.

5.5                               Press Releases.  No public announcement, press release or other similar public disclosure of the terms of this Agreement, the activities of the Company, or the plans of the Company will be made unless same is authorized in writing by the BH Investor. However, notwithstanding the preceding sentence, any Member shall have the right, without obtaining the consent of any other Member, to make such disclosures as may, in the reasonable judgment of such Member’s counsel, be required by applicable law.  Furthermore, it is agreed that the foregoing provisions of this Section 5.5 shall not prohibit a Member from disclosing such information to the accountants, attorneys, consultants, lenders and vendors of the Company as is necessary to allow such parties to provide services, funds or goods to the Company. The Members have agreed that if a Member breaches the obligation set forth in the first sentence of this Section 5.5 (the “Non-Disclosure Obligation”), the actual damages that will be incurred by the other Members as a result of such breach would be extremely difficult or impracticable to determine.  Therefore, the Members agree that if a Member or any Affiliate of a Member breaches the Non-Disclosure Obligation, such Member shall pay to each of the other Members liquidated damages (the

“Liquidated Damages”) in the amount of Fifty Thousand Dollars ($50,000) for each such breach, such amount having been agreed upon, after negotiation, as the Members’ reasonable estimate of the damages that will be suffered by reason of a breach of the Non-Disclosure Obligation. Any Liquidated Damages becoming payable pursuant to this Section 5.5 shall be paid within ten (10) days after the breach of the Non-Disclosure Obligation giving rise to the Liquidated Damages. If not paid within such ten (10) day period, the Liquidated Damages shall thereafter bear interest at the lesser of twelve percent (12%) per annum or the highest rate permitted by applicable law. All Company distributions and other payments that otherwise would be made to the Member that is liable for Liquidated Damages shall be paid to the other Members until the Liquidated Damages and all interest accrued thereon are paid in full (with all such payments being applied first to accrued and unpaid interest and then to the Liquidated Damages).

ARTICLE VI.

DISTRIBUTIONS/ALLOCATIONS OF PROFITS AND LOSSES

6.1                               Distributions of Distributable Cash from Operations.  Within twenty (20) days following the end of each calendar quarter, the Company shall distribute Distributable Cash (other than Distributable Cash arising from a Capital Transaction) in the following order of priority:

(a)                                  First, to the Members, in proportion to their respective Company Percentages, until each Member has received the return of its total Capital Contributions and distributions resulting from its investment in the Company sufficient to provide an IRR of eighteen percent (18%);

(b)                                 Second, ninety percent (90%) to BH Investor and ten percent (10%) to Smith Investor until each of the Members shall have received distributions resulting from its investment in the Company sufficient to provide an IRR of twenty-three percent (23%);

(c)                                  Third, eighty percent (80%) to BH Investor and twenty percent (20%) to Smith Investor until each of the Members shall have received distributions resulting from its investment in the Company sufficient to provide an IRR of twenty-eight percent (28%);

(d)                                 Fourth, sixty-five percent (65%) to BH Investor and thirty-five percent (35%) to Smith Investor until each of the Members shall have received distributions resulting from its investment in the Company sufficient to provide an IRR of thirty-three percent (33%);

(e)                                  Fifth, fifty percent (50%) to BH Investor and fifty percent (50%) to Smith Investor.

(f)                                    Notwithstanding anything to the contrary set forth above, no distributions will be made to the Smith Investor to the extent of any amounts owing to the Company under the Lease; provided, however, that such amounts will be deemed for purposes of this Agreement to be first distributed to the Smith Investor and then paid to the Company by the lessee pursuant to the Lease.

(g)                                 Notwithstanding anything to the contrary set forth above, if any Member’s Company Percentage has been diluted by failure to make an Additional Capital Contribution pursuant to Section 3.4, then the distribution percentages with respect to the Delinquent Member set forth in paragraphs (b), (c), (d) and (e) above shall be reduced by the same percentage as such Member’s Company Percentage has been reduced as a result of the dilution and the percentage of the non-diluted Member shall be increased by the same amount.

6.2                                    Distributions of Distributable Cash from a Capital Transaction.  As soon as reasonably practicable after the occurrence of a Capital Transaction, the Company shall distribute Distributable Cash resulting from such Capital Transaction in the following order of priority:

(a)                                  First, to the Members, in proportion to their respective Company Percentages, until each Member has received the return of its total Capital Contributions and distributions resulting from its investment in the Company sufficient to provide an IRR of eighteen percent (18%);

(b)                                 Second, ninety percent (90%) to BH Investor and ten percent (10%) to Smith Investor until each of the Members shall have received distributions resulting from its investment in the Company sufficient to provide an IRR of twenty-three percent (23%);

(c)                                  Third, eighty percent (80%) to BH Investor and twenty percent (20%) to Smith Investor until each of the Members shall have received distributions resulting from its investment in the Company sufficient to provide an IRR of twenty-eight percent (28%);

(d)                                 Fourth, sixty-five percent (65%) to BH Investor and thirty-five percent (35%) to Smith Investor until each of the Members shall have received distributions resulting from its investment in the Company sufficient to provide an IRR of thirty-three percent (33%);

(e)                                  Fifth, fifty percent (50%) to BH Investor and fifty percent (50%) to Smith Investor.

(f)                                    Notwithstanding anything to the contrary set forth above, no distributions will be made to the Smith Investor to the extent of any amounts owing to the Company under the Lease; provided, however, that such amounts will be deemed for purposes of this Agreement to be first distributed to the Smith Investor and then paid to the Company by the lessee  pursuant to the Lease.

(g)                                 Notwithstanding anything to the contrary set forth above, if any Member’s Company Percentage has been diluted by failure to make an Additional Capital Contribution pursuant to Section 3.4, then the distribution percentages with respect to the Delinquent Member set forth in paragraphs (b), (c), (d) and (e) above shall be reduced by the same percentage as the Member’s Company Percentage has been reduced as a result of the dilution and the percentage of the non-diluted Member shall be increased by the same amount.

6.3                               Tax Distributions. The Company anticipates distributing cash to each Member in an amount at least sufficient to pay the Deemed Tax Liability of such Member.  Tax distributions may be made on a quarterly or other basis as determined by the Company to enable each Member to satisfy both estimated and final tax payment requirements.  The amount of any tax distributions made to each Member pursuant to this Section 6.3 (i) shall be considered advance distributions and shall be deducted from the amount of any future distributions that would otherwise be paid to such Member pursuant to Section 6.1 or Section 6.2 and (ii) shall be taken into account in all computations of IRR under Section 6.1 and Section 6.2.

ARTICLE VII.

ALLOCATION OF PROFITS AND LOSSES

7.1                               Allocation of Profits and Losses.  After application of Section 7.3 hereof, Profits and Losses for each fiscal year or a portion thereof shall be allocated among the Members as of each Adjustment Date so as to reduce, proportionately, in the case of any Profits, the difference between their respective Target Accounts and Partially Adjusted Capital Accounts as of each Adjustment Date and, in the case of Losses, the difference between their respective Partially Adjusted Capital Accounts and Target Accounts as of each Adjustment Date.  To the extent that, in the fiscal year in which all or substantially all of the Company’s assets are disposed of, or in the fiscal year in which the Company is liquidated, the allocation of Profit or Loss set forth in the preceding sentence does not cause each Member’s Partially Adjusted Capital Account balance to equal the balance of its Target Account, items of income or gain will be reallocated to any Member with a Partially Adjusted Capital Account which is less than its Target Account, and items of loss, deduction or expense will be reallocated to any Member with a Partially Adjusted Capital Account that is greater than its Target Account in such manner as to reduce, to the greatest extent possible, the difference between each Member’s respective balance in its Target Account and its Partially Adjusted Capital Account balance.

7.2                               Limitation on Loss Allocations.  Notwithstanding anything in this Agreement to the contrary, no Losses or item of deduction shall be allocated to a Member if such allocation would cause the Capital Account of such Member to have a deficit in excess of the sum of (a) the amount of additional capital such Member would be required to contribute to the Company if the Company were to dissolve on the last day of the accounting period to which such allocation relates, if any, plus (b) such Member’s distributive share of Company Minimum Gain as of the last day of such accounting period, determined pursuant to Regulations Section 1.704-2(g)(1), plus (c) such Member’s share of Member Minimum Gain as of the last day of such year, determined pursuant to Regulation Section 1.704-2(i)(5).  Any amounts not allocated to a Member pursuant to the limitations set forth in this paragraph shall be allocated to the other Members to the extent possible without violating the limitations set forth in this paragraph. For purposes of the foregoing provisions, the balance of a Member’s Capital Account shall be determined after reducing such Capital Account by (i) all anticipated allocations of loss or deduction pursuant to Sections 704(e)(2) and 706(d) of the Code, and Section 1.751-1(b)(2)(ii) of the Regulations, and (ii) anticipated distributions to such Member to the extent such anticipated distributions exceed anticipated increases to such Member’s Capital Account during or prior to the year of distribution (other than increases which may not be taken into account pursuant to Section 1.704-1(b)(2)(ii)(d)(6) of the Regulations).

7.3                               Special Allocations.  The following special allocations shall be made in the following order:

(a)                                  Minimum Gain Chargeback.  Except as otherwise provided in Section 1.704-2(f) of the Regulations, in the event there is a net decrease in Company Minimum Gain during a Company taxable year, each Member shall be allocated (before any other allocation is made pursuant to this Section 7.3) items of income and gain for such year (and, if necessary, for subsequent years) equal to that Member’s share of the net decrease in Company Minimum Gain. The determination of a Member’s share of the net decrease in Company Minimum Gain shall be determined in accordance with Regulations Section 1.704-2(g). The items to be specially allocated to the Members in accordance with this Section 7.3(a) shall be determined in accordance with Regulation Section 1.704-2(f)(6). This Section 7.3(a) is intended to comply with the Minimum Gain chargeback requirement set forth in Section 1.704-2(f) of the Regulations and shall be interpreted consistently therewith.

(b)                                 Member Minimum Gain Chargeback.  Except as otherwise provided in Section 1.704-2(i)(4), in the event there is a net decrease in Member Minimum Gain during a Company taxable year, each Member who has a share of that Member Minimum Gain as of the beginning of the year, to the extent required by Regulation Section 1.704-2(i)(4), shall be specially allocated items of Company income and gain for such year (and, if necessary, subsequent years) equal to that Member’s share of the net decrease in Member Minimum Gain. Allocations pursuant to this subparagraph (b) shall be made in accordance with Regulation Section 1.704-2(i)(4). This Section 7.3(b) is intended to comply with the requirement set forth in Regulation Section 1.704-2(i)(4) and shall be interpreted consistently therewith.

(c)                                  Qualified Income Offset Allocation.  In the event any Member unexpectedly receives any adjustments, allocations or distributions described in Regulation Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5) or 1.704-1(b)(2)(ii)(d)(6) or which would cause the negative balance in such Member’s Capital Account to exceed the sum of (i) his obligation to restore a Capital Account deficit upon liquidation of the Company, plus (ii) his share of Company Minimum Gain determined pursuant to Regulation Section 1.704-2(g)(1), plus (iii) such Member’s share of Member Minimum Gain determined pursuant to Regulation Section 1.704-2(i)(5), items of Company income and gain shall be specially allocated to such Member in an amount and manner sufficient to eliminate such excess negative balance in his Capital Account as quickly as possible.  This Section 7.3(c) is intended to comply with the alternative test for economic effect set forth in Regulation Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

(d)                                 Gross Income Allocation.  In the event any Member has a deficit Capital Account at the end of any Company fiscal year which is in excess of the sum of (i) any amounts such Member is obligated to restore pursuant to this Agreement, plus (ii) such Member’s distributive share of Minimum Gain as of such date, plus such Member’s share of Member Minimum Gain determined pursuant to Regulation Section 1.704-2(i)(5), each such Member shall be specially allocated items of Company income and gain in the amount of such excess as quickly as possible, provided that an allocation pursuant to this Section 7.3(d) shall be made only if and to the extent that such Member would have a deficit Capital Account in excess of such sum after all other allocations provided for in this Section 7.3 have been made, except assuming that Section 7.3(c) above and this Section 7.3(d) were not contained in this Agreement.

(e)                                  Allocation of Nonrecourse Deductions.  Nonrecourse Deductions shall be allocated to the Members in accordance with their respective Company Percentages.

(f)                                    Allocation of Member Nonrecourse Deductions.  Member Nonrecourse Deductions shall be allocated as prescribed by the Regulations.

(g)                                 Basis Adjustment under Section 754.  To the extent an adjustment to the adjusted tax basis of any Company assets pursuant to Code Section 734(b) or Code Section 743(b) is required, pursuant to Regulations Section 1.704-1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain, if the adjustment increases the basis of the asset, or loss, if the adjustment decreases such basis, and such gain or loss shall be specially allocated to the Members in a manner consistent with the manner in which their Capital Accounts are required to be adjusted pursuant to such Section of the Regulations.

7.4                               Built-In Gain or Loss/Section 704(c) Tax Allocations.  In the event that the Capital Accounts of the Members are credited with or adjusted to reflect the Gross Asset Value of the Company’s property and assets, the Members’ distributive shares of depreciation, depletion, amortization, and gain or loss, as computed for tax purposes, with respect to such property, shall be determined pursuant to Section 704(c) of the Code and the Regulations thereunder, so as to take account of the variation between the adjusted tax basis and Gross Asset Value of such property in a manner determined by Approval by Company Vote.  The Members recognize that the contribution of the Property to the Company by Smith Investor shall be governed by this Section 7.4 and the Members recognize that there has been approval by Company Vote to utilize the “traditional method with curative allocations” method of accounting for the book-tax difference attributable to such contribution, as described in Section 1.704-3(c) of the Regulations.  Any deductions, income, gain or loss specially allocated pursuant to this Section 7.4 shall not be taken into account for purposes of determining Profits or Losses or for purposes of adjusting a Member’s Capital Account.

7.5                               Recapture.  Ordinary income arising from the recapture of depreciation and unrecaptured Section 1250 gain shall be allocated to the Members in the manner that is prescribed by the Regulations, or if the Regulations do not prescribe a manner in which depreciation is to be recaptured, then depreciation shall be recaptured in the same manner as such depreciation was allocated to the Members.

7.6                               Retention of Section 751 Assets.  Upon the occurrence of an event which would otherwise cause a reduction in a Member’s respective interest in the Company’s Section 751 assets (“substantially appreciated inventory” and “unrealized receivables” as defined in Section 751 of the Code), such as the admission of new Members or otherwise, no such reduction shall occur with respect to Members who were Members immediately preceding such event and who continue to be Members after the occurrence of such event but, rather, each such Member shall retain his respective interest in the Company’s Section 751 assets existing immediately prior to such event.

7.7                               Prohibition Against Retroactive Allocations.  Notwithstanding anything in this Agreement to the contrary, no Member shall be allocated any loss, credit or income attributable to a period prior to his admission to the Company.  In the event that a Member Transfers all or a portion of his Company interest, or if there is a reduction in a Member’s Company Percentage due to the admission of new Members or otherwise, each Member’s distributive share of Company items of income, loss, credit, etc., shall be determined by taking into account each Member’s varying interests in the Company during the Company’s taxable year.  For this purpose, each Member’s distributive share shall be estimated by taking the pro rata portion of the distributive share such Member would have included in his taxable income had he maintained his Company Percentage throughout the Company year.  Such proration shall be based upon the portion of the year during which such Member held the Company, except that extraordinary, nonrecurring items shall be allocated to the persons holding Company interests at the time such extraordinary items occur.

7.8                               Allocation of Nonrecourse Liabilities.  The “excess nonrecourse liabilities” of the Company (within the meaning of Section 1.752-3(a)(3) of the Regulations) shall be allocated to the Members in accordance with their respective Company Percentage.

ARTICLE VIII.

TRANSFER OF COMPANY INTEREST

8.1                               General Prohibition Against Transfers of Member’s Interest.  A Member may not Transfer any or all of such Member’s interest in the Company except as permitted in Section 8.4 or 8.6; provided, however, that BH Investor may Transfer all or any portion of its interest in the Company to an Affiliate without the consent of any other Member.  Notwithstanding the foregoing, at any time after the completion of the Development Agreements, Smith Investor may Transfer all or any portion of its interest in the Company to any entity owned or controlled by either James L. Smith or Marcia Smith-Niedringhaus (the “Smith Group”) as long as such entity has a net worth equal to or greater than the net worth of Smith Investor at the time of the Transfer.  As used herein, “controlled by the Smith Group” shall mean the Smith Group owns not less than fifty-one percent of the equity in the proposed transferee.  Any act in violation of this Article shall be null and void as against the Company and the Members, except as otherwise provided by law.

8.2                               Conditions Upon Transfers by a Member.  A Member may Transfer all or any part of such Member’s interest in the Company only with the written consent of the Members (as Approved by Company Vote); provided, however, that the Members’ written consent shall not be given unless:

(a)                                  the Members are satisfied that the proposed Transfer will not have any adverse effect upon the Company or the Members under federal income tax laws then in effect or cause any default in any loan documents of the Company or the Property owner;

(b)                                 the Members have received, if requested, an opinion from counsel for the Company to the effect that such Transfer will not violate federal or state securities laws or regulations;

(c)                                  the person, firm or entity to acquire such interest agrees to comply with all terms of this Agreement, including without limitation Section 8.5 below; and

(d)                                 the Members confirm with tax counsel for BH REIT that such transfer will not adversely impact the REIT status of BH REIT.

8.3                               Substitution of Assignee.  Except as otherwise permitted herein, no Transferee of the whole or any portion of a Member’s interest in the Company shall have the right to be admitted to the Company and become a Member unless and until all of the Members in their absolute discretion consent and all of the following conditions are satisfied:

(a)                                  the Transferor and Transferee execute and acknowledge a written instrument of assignment, together with such other instruments as the Members may deem necessary or desirable to effect the admission of the Transferee as a substitute Member; and

(b)                                 an instrument specifically Transferring such interest, signed by both assignor and assignee, shall be filed with the remaining Member, and until such instrument is so filed, the Company shall not recognize any Transfer of interest for the purposes of making payments of profits, income or any other distribution with respect to such interest.

8.4                               Buy-Sell Agreement.

(a)                                  Any Member that is not a Delinquent Member (the “Offeror”) may make an offer in writing (the “Offer”) to the other Members (the “Offeree”), which shall state an amount (the “Buy-Sell Value”) determined in the sole and absolute discretion of the Offeror.  The Buy-Sell Value shall be the amount that (i) if the Offeror is initiating the Buy-Sell as a result of an event of default under this Agreement, the Development Agreements or the Management Agreements or as a result of deadlock between the Members (“Cause”), shall equal the value of the Assets and the Assets of the Hotel Company (as defined in that certain limited liability company agreement of The Hotel Company) (the “Total Assets”) and (ii) if the Offeror is initiating the Buy-Sell for any reason other than for Cause, shall equal the value of the Total Assets plus (i) any Termination Fee (as defined in the Development Agreements) plus (ii)any Termination Fee (as defined in the Hotel Management Agreement) required pursuant to the Hotel Management Agreement (such Termination Fees set forth in (i) and (ii) above to be paid only if the Member selling its interests in the Company is Smith Investor).  An offer made pursuant to this Section 8.4 shall constitute an irrevocable offer by the Offeror to the Offeree either (i) to sell all, but not less than all, of the Offeror’s interests in the Company and the Hotel Company (including any interests held by, or Transferred to, its Affiliates), or (ii) to purchase all, but not less than all, of the Offeree’s interests in the Company and the Hotel Company (including any interests held by or Transferred to its Affiliates).

(b)                                 If the Offeree believes in good faith that the Buy-Sell Value represents an amount that is less than the fair market value of the Total Assets (plus any Termination Fees, as appropriate), then Offeree may, within ten (10) days of receipt of the Offer, deliver a written notice to the Offeror indicating that that an appraisal shall be required to determine the Buy-Sell Value.  If Offeree does not deliver such a notice within the ten (10)-day period, then Offeree will be deemed to have accepted the Buy-Sell Value.  Both Offeror and Offeree shall each select an appraiser from a nationally recognized business valuation services firm qualified to perform hotel/condominium business valuation appraisals within ten (10) days after receipt by Offeror of written notice that an appraisal shall be required.  The two appraisers shall determine the Buy-Sell Value within thirty (30) days after the expiration of the ten (10)-day appraiser selection period.  If the two appraisers can not agree on the Buy-Sell Value within the thirty day period (the “Initial Appraisal Period”) then the appraisers shall jointly select a third appraiser with similar qualifications within five (5) business days after the end of the Initial Appraisal Period and such appraiser shall determine the Buy-Sell Value within thirty (30) days after the end of the five (5)-day appraiser selection period (the “Additional Appraisal Period”).  The determination of the Buy-Sell Value by the third appraiser shall be final.

(c)                                  The Offeree shall have sixty (60) days after the later of (i) receipt of an Offer made pursuant to Section 8.4(a) or (ii) the expiration of the Initial Appraisal Period (or, if necessary, the Additional Appraisal Period), if necessary, to elect either (A) to sell its interests in the Company and the Hotel Company at a price equal to the amount the Offeree would have received pursuant to a liquidation of the Company and the Hotel Company if the Total Assets had been sold to a third party for the Buy-Sell Value and the proceeds therefrom had been applied and distributed in accordance with Section 12.2 (assuming that all allocations resulting from the sale had been made and no reserves are established); or (B) to buy the Offeror’s interest in the Company and the Hotel Company at a price equal to the amount the Offeror would have received pursuant to a liquidation of the Company and the Hotel Company if the Total Assets had been sold to a third party for the Buy-Sell Value and the proceeds therefrom had been applied and distributed in accordance with Section 12.2 (assuming that all allocations resulting from the sale had been made and no reserves are established) (the “Buy-Sell Election Period”).  If the Offeree fails to make such an election during the Buy-Sell Election Period, the Offeree shall be deemed to have elected to sell its interests in the Company. In any case in which there is more than one purchasing Member, the purchasing Members shall determine the proportions of the interests in the Company and the Hotel Company to be purchased by each such Member.

(d)                                 Closing shall occur at the offices of the Company no later than ninety (90) days following the date after the expiration of the Buy-Sell Election Period. It is understood and agreed that if a portion of the Total Assets are sold between the time that the Offeror initiates the procedure set forth Section 8.4(a) above and closing, the proceeds of such sale shall be retained by the Company and/or the Hotel Company and not distributed to the Members. At the closing, the applicable interests in the Company and the Hotel Company shall be duly conveyed, free of all liens and encumbrances, and the purchase price shall be paid by wire transfer of immediately available federal funds. At the election of the purchasing Member, the applicable interests in the Company and the Hotel Company to be purchased may be acquired in the name of a nominee (whether or not such nominee is an Affiliate of the Purchasing Member), provided, that the Purchasing Member shall have designated such nominee by written notice prior to the date of purchase. It shall be a condition of the selling Member’s obligation to proceed with any such purchase that the purchasing Member shall have obtained releases of any guaranties of indebtedness of the Company executed by the selling Member or any Affiliates of (or principals in) such selling Member. The purchasing Member, in addition to paying at the closing the purchase price, shall be obligated to loan to the Company and the Hotel Company an amount sufficient to discharge at the closing all outstanding and unpaid obligations of the Company and the Hotel Company to the selling Member as of such time.

(e)                                  Upon receipt of the purchase price, the selling Member shall execute and deliver all documents reasonably required to transfer the interest in the Company and the Hotel Company being sold.  The selling Member shall also execute such resignations and other documents as may be reasonably required by counsel for the Company to accomplish the withdrawal of the selling Member as a Member of the Company and the purchasing Member shall assume all of the selling Member’s obligations to the Company and any of its creditors under any loans to the Company permitted by this Agreement, such assumptions to be in form reasonably satisfactory to counsel for the selling Member.

(f)                                    It is expressly agreed that the remedy at law for breach of any of the obligations set forth in this Section 8.6 is inadequate in view of (i) the complexities and uncertainties in measuring the actual damages that would be sustained by reason of the failure of a Member to comply fully with each of said obligations, and (ii) the uniqueness of the Company business and Members’ relationship. Accordingly, each of the aforesaid obligations shall be, and is hereby expressly made, enforceable by specific performance.

8.5                               Cost and Expense of Transfer; Allocation of Profits and Losses.  All costs and expenses incurred by the Company in connection with any disposition of a Member’s interest, including any filing, recording and publishing costs and the fees and disbursements of counsel, shall be paid by the Member disposing of such interest.  If an interest in the Company is disposed of pursuant to this Article VIII, the selling Member shall nevertheless be entitled to a portion of the profits and be charged with a portion of the losses allocated to such interest or part thereof for the fiscal year of the Company in which such disposition occurs, consistent with Section 7.7 above.

ARTICLE IX.

OWNERSHIP OF COMPANY PROPERTY

All real or personal property, including all improvements placed or located thereon, acquired by the Company shall be owned by and in the name of the Company, such ownership being subject to the other terms and provisions of this Agreement.

ARTICLE X.

FISCAL MATTERS

10.1                        Fiscal Year.  The fiscal year of the Company shall be the calendar year.

10.2                        Records; Financial Statements.

(a)                                  Proper books and records shall be kept with reference to all Company transactions at the principal place of business of the Company, and each Member shall at all reasonable times during business hours have access thereto.  The books shall be kept in such manner of accounting as shall properly reflect the actions of the Company in accordance with accounting principles generally accepted within the industry and consistently applied on such basis as will, in the opinion of the Company’s accountants, be most advantageous to the Company.  The books and records shall include the designation and identification of any property in which the Company owns a beneficial interest.  The books and records of the Company shall be reviewed annually at the expense of the Company by an independent certified public accountant selected by the BH Investor, who shall prepare and deliver to the Company, for filing, the appropriate federal Company income tax return(s) before March 31 of each year. Each Member shall receive a copy of the Company income tax return at least ten (10) business days prior to filing such return. The Company shall report its operations for tax purposes on the accrual basis.

(b)                                 The BH Investor shall, at Company expense, furnish (or request the manager of the Property to furnish) to the Members (i) on or before the twentieth (20th) day of each calendar quarter, an unaudited statement setting forth and describing in reasonable detail the receipts and expenditures of the Company during the preceding calendar quarter and comparing the results of operations of the Company for such calendar quarter and for the year to date to the appropriate Operating Budget, (ii) on or before one hundred twenty (120) days after the end of each fiscal year, a balance sheet of the Company dated as of the end of such fiscal year, a statement of the Members’ Capital Accounts, a statement of Distributable Cash, and a statement setting forth the Profits and Losses for such fiscal year, audited by an independent firm of certified public accountants as determined by approval by the Members, and (iii) from time to time, all other information relating to the Company and the business and its affairs reasonably requested by any Member.

10.3                        Accounts.  All funds of the Company shall be deposited in its name in an account or accounts maintained at a bank designated by the BH Investor or with an agent designated by the Members.  Checks shall be drawn upon the Company account or accounts only for purposes of the Company and shall be signed by the Member holding a Majority in Interest of the Company Percentages.

10.4                        Federal Tax Elections.  All elections for federal tax purposes, including but not limited to an election to adjust the basis of the assets of the Company pursuant to Section 754 of the Code, and the adoption of accelerated depreciation or cost recovery methods required or permitted to be made by the Company under the Code shall be determined by the BH Investor.

10.5                        Tax Audits.  BH Investor shall be designated as the “tax matters member” of the Company as defined in Sections 6221 et seq., of the Code and, in the event of an audit of the Company by the Internal Revenue Service (“IRS”), BH Investor, at Company expense, shall have the exclusive right to conduct all negotiations with the Internal Revenue Service on behalf of the Company, and the attorneys and accountants selected by the Members to conduct such negotiations are hereby specifically authorized by the Members to act on behalf of the Company in such negotiations, and each Member will execute such further authority as the IRS may require to permit BH Investor and its selected attorneys and accountants to so represent the Members; provided BH Investor shall not take any action take any action contemplated by Sections 6222 through 6232 of the Code without Approval by Company Vote.  This provision is not intended to authorize BH Investor to take any action left to the determination of an individual Member under Sections 6222 through 6232 of the Code.

ARTICLE XI.

AMENDMENT

This Agreement may not be altered or amended except by a written instrument signed by the Members holding a Majority in Interest of the Company Percentages, provided that no amendment may reduce a Member’s economic interest in the Company without the Member’s prior written consent

ARTICLE XII.

DISSOLUTION OF THE COMPANY

12.1                        Dissolution.

(a)                                  It is the intention of the Members that the Company shall be continued by the Members, or those remaining, pursuant to the provisions of this Agreement, notwithstanding the occurrence of any event which would otherwise result in a dissolution of the Company pursuant to the law of the State of Delaware, and no Member shall be released or relieved of any duty or obligation hereunder by reason of any such dissolution; provided, however, that the Company shall be terminated, its affairs wound up and its property and assets distributed on the earlier of:

(i)                                     expiration of the Company term as provided in Section 1.5 hereof;

(ii)                                  the written consent of the Members;

(iii)                               the disposition (including condemnation or casualty loss) of all or substantially all of the property and assets of the Company and receipt of the proceeds from such sale of other disposition (except under circumstances where (x) all or a portion of the purchase price is payable after the closing of the sale or other disposition, or (y) the Company retains a material economic or ownership interest in the entity to which all or substantially all of its assets are Transferred); or

(iv)                              dissolution by law or appropriate judicial decree.

(b)                                 Dissolution of the Company shall be effective on December 31, 2056 or the day on which the event occurs giving rise to the dissolution, but the Company shall not terminate until the Certificate shall have been canceled and the assets of the Company shall have been distributed as provided below.  Notwithstanding the dissolution of the Company, prior to the termination of the Company as aforesaid, the business of the Company and the affairs of the Members shall continue to be governed by this Agreement.

(c)                                  The bankruptcy, insolvency, dissolution, or adjudication of incompetency of a Member shall not cause the dissolution of the Company.  In the event of the bankruptcy, or incompetency of a Member, its administrators or representatives (“Successor”) shall have the same rights that such Member would have had if it had not become bankrupt, except that, in the event of bankruptcy, such Successor shall have no right to participate in the management of the Company or vote on any Company matter unless such Successor is admitted to the Company as a Member pursuant to Section 8.5, and the interest of such Member in the Company shall, until the termination of the Company, otherwise be subject to the terms, provisions and conditions of this Agreement as if such Member had not become bankrupt.  In the event of any other withdrawal of a Member, the Member shall only be entitled to Company distributions distributable to it but not actually paid to it prior to such withdrawal and shall not have any right to have its interest in the Company purchased or paid for.

(d)                                 Notwithstanding anything in this Agreement to the contrary, upon a sale of all or substantially all of the assets of the Company in a single transaction (a “Single Sale Transaction”) where all or any portion of the consideration payable to the Company is to be received by the Company more than ninety (90) days after the date on which such Single Sale Transaction occurs, the Company shall continue for purposes of collecting the deferred payments and making distributions to the Members.  In such event (i) gain recognized and cash distributed in any year as a result of such Single Sale Transaction shall be allocated and distributed among the Members in the same proportion as such gain and cash would have been allocated and distributed were the entire gain resulting from such Single Sale Transaction required to be recognized for Federal income tax purposes in the year in which such Single Sale Transaction occurred; and (ii) income attributable to interest on deferred payments shall be allocated among, and such interest shall be distributed to, the Members as if the deferred payment obligations received by the Company had been distributed to the Members pursuant to Section 6.1.

12.2                        Wind-Up of Affairs.  As expeditiously as possible following the occurrence of an event giving rise to a termination of the Company pursuant to Section 12.1 above, a liquidator appointed by BH Investor (such liquidator is referred to herein as the “Liquidator”) shall liquidate the assets of the Company, apply and distribute the proceeds thereof as contemplated by this Agreement and cause the cancellation of the Certificate.  As soon as possible after the dissolution of the Company, a full account of the assets and liabilities of the Company shall be taken, and a statement shall be prepared by the independent accountants then acting for the Company setting forth the assets and liabilities of the

Company.  A copy of such statement shall be furnished to each of the Members within ninety (90) days after such dissolution.  Thereafter, the Liquidator shall wind up the affairs of the Company and distribute the Company assets in the following order of priority:

(a)                                  to creditors (including Members who are creditors) in satisfaction of the liabilities of the Company, other than liabilities to existing and former Members for distributions from the Company;

(b)                                 to the establishment of any reserves which the Liquidator deems reasonably necessary for any contingencies or unforeseen liabilities or obligations of the Company.  Such reserves shall be paid over by the Liquidator to an escrow agent or shall be held by the Liquidator for the purpose of disbursing such reserves in payment of any of such contingencies.  At the expiration of such period as the Liquidator deems advisable, the balance thereof shall be distributed in the manner and order provided in this Section;

(c)                                  to existing and former Members in satisfaction of any liabilities to them, if any, for distributions from the Company;

(d)                                 to the Members in accordance with Section 6.2 above.

Notwithstanding anything to the contrary, in the event the Company is “liquidated” within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g) and an event described in Section 12.1(a) shall have occurred, liquidating distributions shall be made pursuant to this Section 12.2 by the end of the taxable year in which the Company is liquidated, or, if later, within ninety (90) days after the date of such liquidation.  Distributions pursuant to the preceding sentence may be made to a trust for the purpose of an orderly liquidation of the Company by the trust in accordance with the Act.

12.3                        Compliance with Treasury Regulations.  It is the intent of the Members that the allocations provided in Section 7.1 result in distributions required pursuant to Section 12.2(d) being in accordance with positive Capital Accounts as provided for in the Treasury Regulations under Code Section 704(b).  However, if after giving hypothetical effect to the allocations required by Section 7.1, the Capital Accounts of the Members are in such ratios or balances that distributions pursuant to Section 12.2(d) would not be in accordance with the positive Capital Accounts of the Members as required by the Treasury Regulations under Code Section 704(b), such failure shall not affect or alter the distributions required by Section 12.2(d).  Rather, the liquidator will have the authority to make other allocations of Profits and Losses (or items thereof) among the Members which, to the extent possible, will result in the Capital Accounts of each Members having a balance prior to distribution equal to the amount of distributions to be received by such Members pursuant to Section 12.2(d).

12.4                        No Deficit Capital Account Obligation.  Notwithstanding anything else to the contrary in this Agreement, upon a liquidation within the meaning of Section 1.704-1(b)(2)(ii)(g) of the Regulations, if any Member has a deficit Capital Account (after giving effect to all contributions, distributions, allocations and other Capital Account adjustments for all taxable years, including the year during which such liquidation occurs), such Member shall have no obligation to make any Capital Contribution, and the negative balance of such Member’s Capital Account shall not be considered a debt owed by such Member to the Company or to any other Person for any purpose whatsoever.

12.5                        Distribution in Kind.  If any assets of the Company are to be distributed in kind, the net fair market value of such assets as of the date of dissolution shall be determined by independent appraisal or by agreement of the Members.  Prior to distribution, such assets shall be deemed to have been sold for their fair market values and the Capital Accounts of the Members shall be adjusted pursuant to the terms of this Agreement to reflect the allocation of gain or loss which would have resulted from such deemed sale.

12.6                        Cancellation of Certificate.  Upon the dissolution and the final liquidation of the Company, there shall be filed for record as provided by Delaware law a Certificate of Cancellation executed by the Member holding the Majority in Interest of the Company Percentages.

12.7                        Return of Contribution Nonrecourse to Other Members.  Except as provided by law or as expressly provided in this Agreement, upon dissolution each Member shall look solely to the assets of the Company for the return of its Capital Contribution.  If the Company property remaining after the payment or discharge of the debts and liabilities of the Company is insufficient to return the cash contribution of one or more Members, such Member or Members shall have no recourse against any other Member.

ARTICLE XIII.

MISCELLANEOUS PROVISIONS

13.1                        Key Man Insurance.  The parties acknowledge and agree that Jim Smith, a principal of the Smith Investor, has key knowledge and experience that the parties are relying on in connection with the transactions contemplated herein.  Jim Smith hereby acknowledges and agrees that BH Investor, at its option, may procure “key man insurance” on Jim Smith for the sole benefit of BH Investor at BH Investor’s cost.  Jim Smith agrees to cooperate with BH Investor and any insurance provider in such a manner to cause the issuance of such a policy to BH Investor.

13.2                        Notices.  Except as may be otherwise specifically provided in this Agreement, all notices required or permitted hereunder shall be in writing and shall be deemed to be delivered on the earlier of (i) when delivered in person, or (ii) when delivered by commercial courier such as Federal Express, Express Mail or other overnight delivery service where delivery is evidenced by written receipt, addressed to the appropriate party at the addresses set forth in Article II, or such other address of the party as may have been changed as provided herein.  Any party may change the address to which notices will be given by giving notice of such change to the other parties, in accordance with the provisions of this Section 14.1.

13.3                        Governing Law.  This Agreement shall be construed under and in accordance with the laws of the State of Delaware, excluding any conflicts of law rule or principle which might refer such construction to the laws of another state or country.

13.4                        Execution of Other Agreements.  The parties hereto covenant and agree that they will execute such other further instruments and documents as are or may become necessary or convenient to effectuate and carry out the Company created by this Agreement.

13.5                        No Action for Partition.  No Member shall be entitled to bring an action for partition against the Company, and each Member hereby irrevocably waives, during the term of the Company and during the period of its liquidation following any dissolution, any right to maintain an action for partition with respect to any of the assets of the Company.

13.6                        Paragraph Headings.  The headings used in this Agreement are used for administrative purposes only and do not constitute substantive matter to be considered in construing the terms of this Agreement.

13.7                        Binding Effect and Benefit.  This Agreement is binding on, and shall inure to the benefit of, all of the parties hereto and to their respective heirs, executors, administrators, legal representatives, and successors and assigns where permitted by this Agreement.

13.8                        Severability.  In case any one or more of the provisions contained in this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision hereof, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

13.9                        Counterparts.  This Agreement may be executed in any number of counterparts, all of which together shall constitute a single contract, and each of such counterparts shall for all purposes be deemed to be an original.  This Agreement may be executed and delivered by fax (telecopier); any original signatures that are initially delivered by fax shall be physically delivered with reasonable promptness thereafter.  This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories.

13.10                 Gender.  Wherever the context so requires, all words herein in the neuter gender shall be deemed to include the feminine or masculine genders, and vice versa, all singular words shall include the plural, and all plural words shall include the singular.

13.11                 Entire Agreement.  This Agreement, together with all Exhibits hereto and all other documents referred to herein, constitutes the entire agreement among the parties hereto with respect to the subject matter hereof, and supersedes all prior and contemporaneous agreements, understanding, inducements or conditions, express or implied, oral or written.

13.12                 Validity.  In the event that all or any portion of any provision of this Agreement shall be held to be invalid, the same shall not affect in any respect whatsoever the validity of the remainder of this Agreement.

13.13                 Indulgences, Etc.  Neither the failure nor any delay on the part of any party hereto to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or any other right, remedy, power or privilege; nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence.  No waiver shall be effective unless it is in writing and signed by the party asserted to have granted such waiver.

13.14                 Remedies.  In the event of any breach of this Agreement by any Member or default by any Member in connection with performing any obligation of such Member under this Agreement, the Company’s and the non-defaulting Member’s rights and remedies contained herein or in any other agreement shall be cumulative and shall not be exclusive of any other rights or remedies which the Company or the non-defaulting Member may have at law or in equity.

13.15                 Interpretation.  No provision of this Agreement is to be interpreted for or against either party because that party or that party’s legal representative drafted such provision.

13.16                 Time of Essence.  TIME IS OF THE ESSENCE in connection with this Agreement.

13.17                 Dispute Resolution. The Members have agreed to submit disputes to mandatory arbitration in accordance with the provisions of this Section 13.17.  Each Member waives the right to commence an action in connection with this Agreement in any court and expressly agrees to be bound by the decision of the arbitrator determined in this Section 13.17; provided, however, the waiver in this Section 13.17 will not prevent any Member from commencing an action in any court for the sole purposes of enforcing the obligation of another Member to submit to binding arbitration or the enforcement of an award granted by arbitration herein.  Notwithstanding the foregoing, prior to submitting any dispute hereunder to arbitration, the Members shall first attempt in good faith, for thirty (30) days after the first notice given under this Agreement regarding such dispute, to resolve any such dispute promptly by negotiation between executives of each party who have authority to settle the dispute, which shall include an in-person meeting between such executives in Dallas, Texas.

(a)           Any dispute between the Members as to the interpretation of any provision of this Agreement or the rights and obligations of any party hereunder shall be resolved through binding arbitration as hereinafter provided in Dallas, Texas.

(b)                                 If arbitration is required to resolve a dispute between the Members, a panel of three (3) arbitrators shall be convened.  Each of BH Investor and Smith Investor shall each select one (1) arbitrator with at least five (5) years experience in commercial real estate in general and hotel/condominium operation in particular, and those two (2) arbitrators shall by agreement select a third arbitrator having recognized expertise and at least five (5) years experience in commercial real estate in general and hotel/condominium operation in particular.

(c)                                  The arbitrators selected pursuant to Section 13.17(b) above will establish the rules for proceeding with the arbitration of the dispute, which will be binding upon all parties to the arbitration proceeding. The arbitrators may use the rules of the American Arbitration Association for commercial arbitration but are encouraged to adopt the rules the arbitrators deem appropriate to accomplish the arbitration in the quickest and least expensive manner possible. Accordingly, the arbitrators may (i) dispense with any formal rules of evidence and allow hearsay testimony so as to limit the number of witnesses required, (ii) minimize discovery procedures as the arbitrators deem appropriate, (iii) limit the time for presentation of any party’s case as well as the amount of information or number of witnesses to be presented in connection with any hearing, and (iv) impose any other rules which the arbitrators believe appropriate to effect a resolution of the dispute as quickly and inexpensively as possible. In any event, the arbitrators (A) shall permit each side no more than two (2) depositions (including any deposition of experts), which depositions may not exceed four (4) hours each, one set of 10 interrogatories (inclusive of sub-parts) and one set of five (5) document requests (inclusive of sub-parts); (B) shall not permit any requests for admissions; (C) shall limit the hearing, if any, to two (2) days; and (D) shall render their decision within sixty (60) days of the filing of the arbitration.

(d)                                 The arbitrators will have the exclusive authority to determine and award costs of arbitration and the costs incurred by any party for its attorneys, advisors and consultants.

(e)                                  Any award made by the arbitrators shall be binding on the Members and all parties to the arbitration and shall be enforceable to the fullest extent of the law.

(f)                                    In reaching any determination or award, the arbitrators will apply the laws of the state of Delaware.  Except as permitted under Section 13.17(d) above, the arbitrators’ award will be limited to actual damages and will not include consequential, special, punitive or exemplary damages. Nothing. contained in this Agreement will be deemed to give the arbitrators any authority, power or right to alter, change, amend, modify, add to or subtract from any of the provisions of this Agreement. All privileges under state and federal law, including, without limitation, attorney-client, work product and party communication privileges, shall be preserved and protected. All experts engaged by a party must be disclosed to the other party within fourteen (14) days after the date of notice and demand for arbitration is given.

(g)                                 Notwithstanding any provision of this Agreement to the contrary, any party may seek injunctive relief or other form of ancillary relief at any time from any court of competent jurisdiction in Dallas County, Texas. In the event that a dispute or controversy requires emergency relief before the matter may be resolved under the arbitration procedures of this Section 13.17, notwithstanding the fact that any court of competent jurisdiction may enter an order providing for injunctive or other form of ancillary relief, the parties expressly agree that such arbitration procedures will still govern the ultimate resolution of that portion of the dispute or controversy not resolved pursuant to said court order.

13.18                 NOTICE OF INDEMNIFICATION.  THE PARTIES TO THIS AGREEMENT HEREBY ACKNOWLEDGE AND AGREE THAT THIS AGREEMENT CONTAINS CERTAIN INDEMNIFICATION PROVISIONS PURSUANT TO SECTION 5.2.

ARTICLE XIV.

SECURITIES LAW CONSIDERATIONS

14.1                        No Registration/Restriction on Sale.  THE COMPANY INTERESTS HAVE NOT BEEN REGISTERED WITH THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION UNDER THE SECURITIES ACT OF 1933, NOR HAVE THEY BEEN REGISTERED WITH THE SECURITIES COMMISSION OF ANY OTHER APPLICABLE STATE, INCLUDING WITHOUT LIMITATION THE STATE OF DELAWARE.  THE COMPANY INTERESTS MAY BE ACQUIRED FOR INVESTMENT PURPOSES ONLY AND MAY NOT BE OFFERED FOR SALE, PLEDGED, HYPOTHECATED, SOLD OR TRANSFERRED EXCEPT IN COMPLIANCE WITH THE TERMS AND CONDITIONS OF THIS AGREEMENT AND IN A TRANSACTION WHICH IS EITHER EXEMPT FROM REGISTRATION UNDER SUCH ACTS OR PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACTS.

14.2                        Compliance with Securities Laws.  The Members acknowledge and confirm that their Member interests have not been registered under any federal or state securities laws by virtue of exemptions from the registration provisions thereof and consequently cannot be sold except pursuant to appropriate registration or exemption from registration as applicable.  No Transfer of all or any part of a Member interest (except a Transfer upon the death, incapacity or bankruptcy of a Member to his personal representative and beneficiaries), including, without limitation, any Transfer of a right to distributions, profits and/or losses to a person who does not become a Member, may be made unless the Company is provided with an opinion of counsel acceptable to the Members (both as to the identity of the counsel and the substance of the opinion) to the effect that such offer or assignment (a) may be effected without registration under the Securities Act of 1933, as amended, or the Investment Company Act of 1940, as amended, and (b) does not violate any applicable federal or state securities laws (including any investment suitability standards) applicable to the Company or the Members.

14.3                        Access to Information.  Each of the Members represents to the Company that before determining to enter into this Agreement and to invest in the Company, each Member made an independent investigation into the Company and that it received whatever information it deemed necessary or relevant in order to decide whether to enter into this Agreement or invest in the Company.  Each Member acknowledges that the financial materials provided to the Members are only estimates of expected future operations based on assumptions about future markets and there is no assurance that such projections will be realized.

14.4                        Limitations of Fees.  Reference is made to that certain Amended and Restated Agreement of Limited Partnership of Behringer Harvard Opportunity OP I LP dated as of November 24, 2004 (together with all amendments thereto, the “BH Investor Agreement”) in respect of BH Investor.

Notwithstanding anything contained in this Agreement to the contrary, if any fee paid by the Company to any general partner in BH Investor or any Affiliate of any such general partner (each a “BH Investor Manager Party”) results in BH Investor paying, through its interest in the Company, fees in excess of those fees permitted to be paid to such BH Investor Manager Party under the terms of the BH Investor Agreement or any other related agreement, then such BH Investor Manager Party shall reimburse directly to BH Investor its allocable share of such fee to the extent necessary to comply with the terms of the BH Investor Agreement or any other related agreement. In the event that a BH Investor Manager Party receives from the Company a fee whose retention by such BH Investor Manager Party is, under the terms of the BH Investor Agreement or any other related agreement, contingent upon the happening of future events, such BH Investor Manager Party shall hold BH Investor’s allocable share of such fee until the applicable contingencies are resolved, and shall thereafter dispose of BH Investor’s allocable share of such fee in accordance with the BH Investor Agreement or any other related agreement. It is understood and agreed that the limitations and provisions set forth in this Section 14.4 are for the sole benefit of BH Investor, and, accordingly, no other party shall be entitled to a refund of fees paid by the Company under this Agreement or any other benefit set forth in this Section 14.4.  Furthermore, it is understood and agreed that the limitations and other provisions set forth in this Section 14.4 shall not be applicable at such time as BH Investor no longer owns a direct or indirect interest in the Company.

14.5                        Amendments to Agreement.  Notwithstanding anything contained herein to the contrary, in the event that legal counsel for BH Investor reasonably determines that an amendment to this Agreement is necessary or advisable in order for this Agreement to comply with applicable securities laws, the BH Investor Agreement, or NASAA Guidelines (as such term is defined in the BH Investor Agreement), then each Member shall, within ten (10) days after request from BH Investor, execute such an amendment; provided, however, that no such amendment may reduce a Member’s economic interest in the Company or increase a Member’s liabilities or obligations under this Agreement without such Member’s prior written consent.

14.6                        Limitation on Liability of BH Investor.  Notwithstanding anything contained in this Agreement to the contrary, any liability of BH Investor arising under this Agreement or in respect of the Company shall be satisfied solely from the interest of BH Investor in the Company, and each Member and any other Person having the right to enforce such liability shall look solely to the interest of BH Investor in the Company for the satisfaction of such liability and shall have no claim or recourse against any other asset of BH Investor.  In no event shall any of the partners, officers, directors, agents or advisors of BH Investor be held to any personal liability whatsoever or be liable for any of the obligations of BH Investor, nor shall the property of any such Persons be subject to the payment of any obligations of BH Investor arising under this Agreement or in respect of the Company.

ARTICLE XV.

SPECIAL PURPOSE ENTITY REQUIREMENTS

15.1                        Requirements.  The Company has not and, so long as the Mortgage Loan is in place, will not:

(a)                                  engage in any business or activity other than the acquisition, ownership, operation, renovation, development or redevelopment and maintenance of the Property, and activities incidental thereto;

(b)                                 acquire or own any material asset other than the Property and such incidental personal property as may be necessary for the operation of the Property;

(c)                                  merge into or consolidate with any Person or dissolve, terminate or liquidate in whole or in part, transfer or otherwise dispose of all or substantially all of its assets or change its legal structure, without in each case obtaining the prior consent of Lender;

(d)                                 fail to preserve its existence as an entity duly organized, validly existing and in good standing (if applicable) under the laws of the jurisdiction of its organization or formation, or without the prior consent of Lender, amend, modify, terminate or fail to comply with the provisions of Borrower’s formation documents;

(e)                                  own any subsidiary or make any investment in or acquire the obligations or securities of any other Person without the prior consent of Lender;

(f)                                    commingle its assets with the assets of any of its shareholders, partners, members, principals, affiliates, or any shareholder, partner, member, principal or affiliate thereof, or of any other Person or transfer any assets to any such Person other than distributions on account of equity interests in Borrower permitted hereunder and properly accounted for;

(g)                                 incur any debt, secured or unsecured, direct or contingent (including guaranteeing any obligation), other than the Mortgage Loan without the prior consent of Lender, except reasonable and customary trade payables and operational debt incurred with trade creditors in the ordinary course of its business of owning and operating the Property in such amounts as are normal and reasonable under the circumstances that will be satisfied within 60 days of incurrence, provided that such debt is not evidenced by a note and is paid when due;

(h)                                 allow any Person to pay its debts and liabilities (except a guarantor or indemnitor of the Mortgage Loan) or fail to pay its debts and liabilities solely from its own assets;

(i)                                     fail to maintain its records, books of account and bank accounts separate and apart from those of its shareholders, partners, members, principals and affiliates, or any shareholder, partner, member, principal or affiliate thereof, and any other Person or fail to prepare and maintain its own financial statements in accordance with generally accepted accounting principles and susceptible to audit, or if such financial statements are consolidated fail to cause such financial statements to contain footnotes disclosing that the Property is actually owned by the Company;

(j)                                     enter into any contract or agreement with any of its shareholders, partners, members, principals or affiliates, any guarantor or indemnitor of all or a portion of the Loan or any shareholder, partner, member, principal or affiliate thereof, except upon terms and conditions that are intrinsically fair and substantially similar to those that would be available on an arms-length basis with third parties;

(k)                                  fail to correct any known misunderstandings regarding the separate identity of the Company;

(l)                                     share any common logo with or hold itself out as or be considered as a department or division of any of its shareholders, partners, members, principals or affiliates, or any shareholder, partner, member, principal or affiliate thereof, or any other Person or allow any Person to identify the Company as a department or division of that Person;

(m)                               hold itself out to be responsible or pledge its assets or credit worthiness for the debts of another Person or allow any Person to hold itself out to be responsible or pledge its assets or credit worthiness for the debts of the Company (except for a guarantor or indemnitor of the Mortgage Loan);

(n)                                 make any loans or advances to any third party, including any of its shareholders, partners, members, principals or affiliates, or any shareholder, partner, member, principal or affiliate thereof;

(o)                                 fail to use separate contracts, purchase orders, stationery, invoices and checks;

(p)                                 fail either to hold itself out to the public as a legal entity separate and distinct from any other Person or to conduct its business solely in its own name in order not: (A) to mislead others as to the entity with which such other party is transacting business; or (B) to suggest that the Company is responsible for the debts of any third party (including any of its shareholders, partners, members, principals or affiliates, or any shareholder, partner, member, principal or affiliate thereof);

(q)                                 fail to allocate fairly and reasonably among Company and any third party (including any guarantor or indemnitor of the Mortgage Loan) any overhead for shared office space or other overhead and administrative expenses;

(r)                                    allow any Person to pay the salaries of its own employees or fail to maintain a sufficient number of employees for its contemplated business operations;

(s)                                  fail to maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations;

(t)                                    seek dissolution or winding up in whole or in part;

(u)                                 file a voluntary petition or otherwise initiate proceedings to have Company adjudicated bankrupt or insolvent, or consent to the institution of bankruptcy or insolvency proceedings against Company, or file a petition seeking or consenting to reorganization or relief of Company as debtor under any applicable federal or state law relating to bankruptcy, insolvency, or other relief for debtors with respect to Company; or seek or consent to the appointment of any trustee, receiver, conservator, assignee, sequestrator, custodian, liquidator (or other similar official) of Company or of all or any substantial part of the properties and assets of Company, or make any general assignment for the benefit of creditors of Company, or admit in writing the inability of Company to pay its debts generally as they become due or declare or effect a moratorium on Company debt or take any action in furtherance of any such action; and

(v)                                 conceal assets from any creditor, or enter into any transaction with the intent to hinder, delay or defraud creditors of Company or the creditors of any other Person.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement of Limited Liability Company as of the date first above written.

MEMBER:

BEHRINGER HARVARD OPPORTUNITY OP I LP,
a Texas limited partnership

By:	Behringer Harvard Opportunity REIT I, Inc.,
a Maryland corporation
its General Partner

	By:	/s/ Gerald J. Reihsen, III
Gerald J. Reihsen, III
Executive Vice President

IN WITNESS WHEREOF, the parties hereto have executed this Agreement of Limited Liability Company as of the date first above written.

MEMBER:

KINGSDELL L.P., a Delaware limited partnership

By:	IFC, INC., a Missouri corporation,
its General Partner

	By:	/s/ James L. Smith
James L. Smith, President

EXHIBIT B-1

COMPANY PERCENTAGES AND CAPITAL CONTRIBUTIONS

Members	Company Percentage	Initial Capital Contribution

Behringer Harvard Opportunity OP I LP	95.0%	$30,708,296.00

Kingsdell L.P.	5.0%	$1,670,000.00

B-1-1

EXHIBIT B-2

ADDITIONAL SCHEDULE TO CAPITAL CONTRIBUTIONS

	Closing	Dec	Jan		Feb	Mar	Apr	Total
Behringer Harvard Equity	30,708,296	855,486	566,630	*	584,343	464,281	828,284	34,007,321	95%

Jim Smith Equity	1,670,000	0	21,074		30,755	24,436	43,594	1,789,859	5%

Total Equity	32,378,296	855,486	587,704		615,098	488,717	871,878	35,797,180

* Total amount due from BH Investor for January.  Number includes $166,218.00 to be paid by BH Investor as the final Additional BH Investor Contributions.

B-2-1